Exhibit 23.11

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-158633 and 333-172826), and in the Registration Statements on Form S-8 (Nos. 333-105621, 333-134767, 333-153019 and 333-176792)  of Vista Gold Corp. of our report dated March 13, 2012 relating to the consolidated financial statements of Midas Gold Corp. for the year ended December 31, 2011 included in this Annual Report on Form 10-K/A of Vista Gold Corp. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Chartered Accountants
Vancouver, Canada
April 5, 2012